Exhibit 99.1

Greatbatch, Inc. Reports 2012 Third Quarter Results

Revenue growth and improved operating leverage drives 27% increase in adjusted operating income. GAAP results impacted by productivity and consolidation initiatives, which are expected to drive improved profitability.

FRISCO, Texas--(BUSINESS WIRE)--October 25, 2012--Greatbatch, Inc. (NYSE: GB), today announced results for its third quarter ended September 28, 2012:

  Sales increased 22% over the prior year to $161.3 million and included 8% organic constant currency growth, as well as additional revenue from our acquisitions:
    CRM/Neuromodulation product line revenue increased 13%.
    Portable Medical product line benefiting from new product introductions.
    20% Vascular Access growth driven by commercialization of medical devices.
    Orthopaedics constant currency revenue declined 6%; continues to be negatively impacted by operational issues at our Swiss facilities, which are aggressively being addressed.
  Third quarter GAAP operating income of $2.1 million and diluted EPS loss of $0.32 per share decreased versus the prior year primarily due to charges incurred in connection with the consolidation of our Swiss Orthopaedic operations, which are ultimately expected to improve profitability beginning in 2013.
  Adjusted operating income increased 27% over the prior year due to revenue growth and improved operating leverage. This increase resulted in adjusted diluted EPS of $0.46 per share for the third quarter, 12% above the prior year.
  Cash flows from operations were $16 million for the third quarter, which enabled the Company to pay down an additional $6 million of long-term debt.

	Three Months Ended
(Dollars in thousands, except per share data)	September 28,	September 30,	%	June 29,	%
	2012	2011	Change	2012	Change
Sales	$161,340	$131,718	22%	$166,548	-3%

GAAP Operating Income	$2,127	$12,888	-83%	$11,091	-81%
GAAP Operating Income as % of Sales	1.3%	9.8%		6.7%

Adjusted Operating Income*	$18,664	$14,714	27%	$18,589	0%
Adjusted Operating Income as % of Sales	11.6%	11.2%		11.2%

GAAP Diluted EPS	$(0.32)	$0.30	N/A	$0.16	N/A
Adjusted Diluted EPS*	$0.46	$0.41	12%	$0.43	7%

* Refer to Tables A and B at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

“During the quarter, we continued to drive growth in our core business and benefited from favorable market trends and new product introductions within our Portable Medical product line,” commented Thomas J. Hook, President & CEO, Greatbatch Inc. “Additionally, during the quarter, we continued to deepen our relationship with our larger OEM customers and successfully negotiated several long-term agreements which secured existing revenue streams, as well as expanded those relationships into other product lines. As we move forward, our goal is to continue to drive core growth through an increased focus on and investment in sales and marketing and the commercialization of our medical device pipeline. Additionally, we are focused on further improving profitability by leveraging our infrastructure and optimizing our R&D investment. I am pleased with the progress we have made on our strategic objectives and remain confident that these initiatives will improve the long-term growth and profitability of our Company.”

CFO Comments

“Our adjusted operating performance continued to improve during the quarter as we grew our core business, further leveraged our operating infrastructure, and began to optimize our R&D investment,” commented Michael Dinkins, Senior Vice President & CFO. “During the quarter, we also continued to aggressively address the operational issues we are experiencing at our Swiss Orthopaedic facilities. We continue to move forward with our consolidation plans as diligently as possible in order to resolve these issues in a timely and effective manner. As a result of the progress we have made, we now expect that our adjustments to non-GAAP operating income for 2012 will be $40 million to $45 million compared to the $20 million to $30 million estimate provided last quarter. It is important to note that, while we are increasing the 2012 estimate for these costs, the overall estimate to complete our consolidation initiatives remains unchanged and the impact to our operating cash flows will be significantly less than the charges taken. Even though these charges reduce our GAAP operating results in the near term, these initiatives will increase operating leverage and profitability as we move forward.”

Third Quarter Results

Third quarter 2012 sales increased 22% over the prior year period to $161.3 million. This increase was driven by the results from our acquisitions, which added $21.6 million to sales, as well as growth of 13% in CRM/Neuromodulation and 20% in Vascular Access revenue. On an organic constant currency basis, sales for the third quarter increased 8% versus the prior year as the benefits described above were partially offset by operational issues experienced within our Orthopaedics product line. Third quarter results also included the impact of foreign currency exchange rate fluctuations, which lowered Orthopaedic sales by approximately $2 million in comparison to the prior year.

Gross profit increased $9.0 million to $51.0 million in the third quarter of 2012, compared to $41.9 million for the comparable 2011 period. This increase in gross profit primarily resulted from the higher sales volumes discussed above. Gross profit as a percentage of sales for the current quarter of 31.6% remained consistent with the prior year, as the benefit of higher production volumes was offset by production inefficiencies at our Swiss Orthopaedic facilities.

Selling, general and administrative (“SG&A”) expenses increased to $20.3 million for the third quarter of 2012 compared to $17.8 million for the same period of 2011. This increase is due to the Company’s acquisitions, which added $2.4 million to SG&A. As a percentage of sales, SG&A expenses decreased to 12.6% from 13.5% in the prior year as the Company continues to leverage its existing operating infrastructure.

Net research, development and engineering costs (“RD&E”) for the 2012 third quarter were $13.2 million, compared to $11.1 million for the comparable 2011 period. Approximately $0.9 million of this increase was due to the Company’s acquisitions. Additionally, this increase can be attributed to the investment in the development of complete medical devices which totaled $6.6 million for the 2012 third quarter compared to $6.2 million for 2011. These amounts include $1.2 million and $1.6 million, respectively, of design verification testing (“DVT”) costs in connection with our development of a neuromodulation platform. As indicated last quarter, we anticipate that RD&E for the second half of 2012 will be lower than the first half of 2012 as the Company begins to optimize its RD&E investment. In comparison to the second quarter of 2012, net RD&E declined $0.9 million.

GAAP operating income for the third quarter of 2012 was $2.1 million compared to $12.9 million for the 2011 third quarter. This decrease was primarily due to the charges incurred in connection with the consolidation of our Swiss Orthopaedic operations, as well as other productivity initiatives which are expected to ultimately drive improved profitability. Adjusted operating income, which excludes the impact of these charges, was $18.7 million, or 11.6% of sales in the third quarter of 2012, compared to $14.7 million, or 11.2% of sales, for the comparable 2011 period. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The GAAP effective tax rate for the first nine months of 2012 was 93.0% compared to 31.0% for the same period of 2011. This increase was primarily attributable to approximately $5.0 million of tax charges recorded in connection with our Swiss Orthopaedic consolidation. These charges relate to the loss of our Swiss tax holiday, due to our third quarter 2012 decision to discontinue manufacturing in Switzerland and the establishment of a valuation allowance on our Swiss deferred tax assets, as it is more likely than not that they will not be fully realized. Additionally, our 2012 effective tax rate includes losses from our Swiss operations, the benefit of which are recorded at a lower effective tax rate, thus increasing the overall effective tax rate of the Company, and does not include the benefit of the U.S. R&D tax credit, which expired at the end of 2011. The provision for income taxes for the third quarter of 2012 represents the amount necessary to bring our year-to-date effective tax rate to 93.0% and is based upon our full year expected GAAP effective tax rate.

GAAP and adjusted diluted EPS for the third quarter of 2012 were a loss of $0.32 and income of $0.46 per share, respectively, compared to income of $0.30 and $0.41 per share, respectively, for the third quarter 2011. Refer to Table B at the end of this release for a reconciliation of GAAP net income (loss) to adjusted net income and the “Use of Non-GAAP Financial Information” section below.

Despite significantly lower GAAP net income (loss), cash flows from operations for the third quarter of 2012 were approximately $16 million compared to $21 million in the 2011 period as a significant portion of the charges recorded in 2012 did not result in additional cash expenditures. During the third quarter of 2012, the Company repaid $6 million of long-term debt.

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	September 28,	September 30,	%	June 29,	%
Product Line	2012	2011	Change	2012	Change
Implantable Medical
CRM/Neuromodulation	$80,255	$70,731	13%	$80,025	0%
Vascular Access	13,674	11,396	20%	12,481	10%
Orthopaedic	27,163	31,131	-13%	32,860	-17%
Total Implantable Medical	121,092	113,258	7%	125,366	-3%
Electrochem
Portable Medical	20,219	1,954	N/A	20,407	-1%
Energy/Environmental	16,192	13,955	16%	16,879	-4%
Other	3,837	2,551	50%	3,896	-2%
Total Electrochem	40,248	18,460	118%	41,182	-2%
Total Sales	$161,340	$131,718	22%	$166,548	-3%

Implantable Medical

Compared to the prior year, CRM and Neuromodulation sales for the third quarter of 2012 increased 13% to a record $80.3 million due to more level customer inventory ordering patterns in 2012 in comparison to 2011, as well as easier comparables versus the 2011 period. CRM and Neuromodulation revenue growth continues to exceed our expectations but management remains cautiously optimistic over the short-term prospects of this product line given the ongoing challenges surrounding key OEM customers. However, our longer term outlook remains optimistic as we continue to see an increased pace of product development opportunities from our CRM customers. Management believes that this, combined with our increased focus on sales and marketing, will allow the Company to grow this product line faster than the underlying market.

Third quarter 2012 sales for the Vascular Access product line increased 20% to $13.7 million in comparison to the prior year and was primarily driven by the commercialization of new medical devices.

Orthopaedic sales of $27.2 million for the third quarter of 2012 declined 13% (-6% constant currency) compared to the third quarter of 2011. Foreign currency exchange rate fluctuations decreased Orthopaedic revenue by approximately $2 million in the third quarter of 2012 in comparison to the prior year. The remaining decline in third quarter 2012 Orthopaedic sales was a result of fewer customer product launches and development opportunities due to operational issues within our Orthopaedic business, which are aggressively being addressed. In comparison to the sequential second quarter, Orthopaedic revenue decreased 17% primarily due to the seasonal facility shut-downs in our European operations.

Electrochem

Third quarter 2012 sales for Electrochem increased $21.8 million to $40.2 million versus $18.5 million for the comparable 2011 period. Third quarter 2012 Electrochem sales included $20.9 million of revenue related to our acquisition. On an organic basis, Electrochem revenue increased 5% in comparison to the prior year. Electrochem revenue continues to exceed our expectations, which is being driven by successful product launches into the higher growth Portable Medical market. This market is benefiting from the shifting of patient care from clinical settings to the home and an aging population, which is driving the need for lightweight and portable devices for patients and caregivers. Our funnel of portable medical products continues to be full and is expected to drive revenue growth for the next several years.

Financial Guidance

At this time, we are reaffirming our sales guidance provided at the beginning of the year. Additionally, consistent with last quarter, we continue to expect our adjusted operating income as a percentage of sales and adjusted diluted EPS to be at the lower end of the ranges provided. The guidance provided at the beginning of the year was as follows:

Sales	$645 million - $665 million
Adjusted Operating Income as a % of Sales	11.5% - 12.5%
Adjusted Diluted EPS	$1.75 - $1.85

Adjusted operating income for 2012 is expected to consist of GAAP operating income minus non-recurring, unusual or infrequently occurring items such as acquisition, consolidation and integration charges, certain RD&E expenditures and asset disposition/write-down charges, totaling approximately $40 million to $45 million, a significant portion of which are non-cash expenses. This range has been revised upward from our previous expectations of $20 million to $30 million to reflect the progress we have made on our numerous productivity and consolidation initiatives. It is important to note that, while we are increasing the 2012 estimate for these costs, the overall estimate to complete our consolidation initiatives remains unchanged and the impact to our operating cash flows will be significantly less than the charges incurred. Even though these charges reduce our GAAP operating results in the near term, these initiatives will enable increased operating leverage and profitability as we move forward.

Adjusted diluted EPS for 2012 is GAAP diluted EPS excluding the after-tax impact of the adjusted amounts described above and $9.1 million ($5.9 million net of tax) of non-cash convertible debt interest expense as well as tax charges recorded in connection with the consolidation of our Swiss Orthopaedic facilities of approximately $7 million to $10 million.

Conference Call

The Company will host a conference call on Thursday October 25, 2012 at 5:00 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 7:00 p.m. ET on October 25, 2012 until November 1, 2012. To access the replay, dial 888-286-8010 (U.S.) and enter the passcode 31065955.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the portable medical, energy, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change for convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses in connection with developing our Neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) Certain tax charges related to the consolidation of our Swiss Orthopaedic facility. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives (including the consolidation of our Swiss Orthopaedic operations); our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

A reconciliation of GAAP operating income to adjusted amounts is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2012	2011	2012	2011
Operating income as reported	$2,127	$12,888	$24,416	$49,157
Adjustments:
Inventory step-up amortization (COS)	-	-	532	-
Medical device DVT expenses (RD&E)	1,224	1,639	3,839	2,863
Consolidation and optimization costs	14,778	164	20,801	425
Integration expenses	232	-	1,287	-
Asset dispositions, severance and other	303	23	1,893	(591)
Adjusted operating income	$18,664	$14,714	$52,768	$51,854
Adjusted operating margin	11.6%	11.2%	10.8%	12.1%

Table B: Net Income (Loss) and Diluted EPS Reconciliation

A reconciliation of GAAP net income (loss) and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):

	Three Months Ended				Nine Months Ended
	September 28,		September 30,		September 28,		September 30,
	2012		2011		2012		2011
	Net Income (Loss)	Impact Per Diluted Share	Net Income (Loss)	Impact Per Diluted Share	Net Income (Loss)	Impact Per Diluted Share	Net Income (Loss)	Impact Per Diluted Share
Net income (loss) as reported	$(7,561)	$(0.32)	$6,989	$0.30	$757	$0.03	$27,483	$1.16
Adjustments:
Inventory step-up amortization (COS)	-	-	-	-	346	0.01	-	-
Medical device DVT expenses (RD&E)	796	0.03	1,065	0.05	2,495	0.10	1,861	0.08
Consolidation and optimization costs(a)	11,119	0.46	107	-	15,034	0.63	276	0.01
Integration expenses	151	0.01	-	-	837	0.03	-	-
Asset dispositions, severance and other	197	0.01	15	-	1,230	0.05	(384)	(0.02)
Gain on cost method investments, net(b)	(228)	(0.01)	-	-	(228)	(0.01)	(2,751)	(0.12)
CSN conversion option discount amortization(c)	1,498	0.06	1,391	0.06	4,413	0.18	4,097	0.17
Swiss tax impact(d)	5,008	0.21	-	-	5,008	0.21	-	-
Adjusted net income and diluted EPS(e)	$10,980	$0.46	$9,567	$0.41	$29,892	$1.25	$30,582	$1.29
Adjusted diluted weighted average shares(f)	24,011		23,611		23,924		23,663

(a)	Net of tax amounts computed using U.S. and foreign statutory tax rates of 35% and 22.5%, respectively, for items incurred in those geographic locations.
(b)	Pre-tax amount is $350 thousand for both the quarter and year-to-date periods for 2012 and $4.2 million for the year-to-date period of 2011.
(c)	Pre-tax amount is $2.3 million and $6.8 million for the 2012 quarter and year-to-date periods, respectively, and $2.1 million and $6.3 million for the 2011 quarter and year-to-date periods, respectively.
(d)	Relates to the loss of our Swiss tax holiday due to our decision to discontinue manufacturing in Switzerland, as well as the establishment of a valuation allowance on our Swiss deferred tax assets as it is more likely than not that they will not be fully realized.
(e)	The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.
(f)	Weighted average diluted shares for the third quarter of 2012 includes 365 thousand shares of dilution related to outstanding stock incentive awards that were not dilutive for GAAP EPS purposes.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2012	2011	2012	2011

Sales	$161,340	$131,718	$486,991	$427,076
Cost of sales	110,386	89,811	337,216	291,395
Gross profit	50,954	41,907	149,775	135,681
Operating expenses:
Selling, general and administrative expenses	20,274	17,760	60,053	53,980
Research, development and engineering costs, net	13,240	11,072	41,325	32,710
Other operating (income) expense, net	15,313	187	23,981	(166)
Total operating expenses	48,827	29,019	125,359	86,524
Operating income	2,127	12,888	24,416	49,157
Interest expense	4,401	4,125	13,176	12,802
Interest income	-	(1)	(1)	(9)
Gain on cost method investments, net	(350)	-	(350)	(4,232)
Other (income) expense, net	248	(475)	774	766
Income (loss) before provision for income taxes	(2,172)	9,239	10,817	39,830
Provision for income taxes	5,389	2,250	10,060	12,347
Net income (loss)	$(7,561)	$6,989	$757	$27,483

Earnings (loss) per share:
Basic	$(0.32)	$0.30	$0.03	$1.18
Diluted	$(0.32)	$0.30	$0.03	$1.16

Weighted average shares outstanding:
Basic	23,646	23,297	23,559	23,241
Diluted	23,646	23,611	23,924	23,663

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	September 28,	December 30,
	2012	2011
Current assets:
Cash and cash equivalents	$10,843	$36,508
Accounts receivable, net	124,803	101,946
Inventories	111,163	109,913
Refundable income taxes	-	1,292
Deferred income taxes	7,261	7,828
Prepaid expenses and other current assets	7,622	7,469
Total current assets	261,692	264,956
Property, plant and equipment, net	156,662	145,806
Amortizing intangible assets, net	91,065	100,258
Indefinite-lived intangible assets	20,828	20,288
Goodwill	347,803	338,653
Deferred income taxes	2,106	2,450
Other assets	11,774	8,936
Total assets	$891,930	$881,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,146	$40,665
Income taxes payable	2,932	-
Deferred income taxes	1,244	845
Accrued expenses	43,992	52,539
Total current liabilities	92,314	94,049
Long-term debt	230,154	235,950
Deferred income taxes	78,290	75,203
Other long-term liabilities	10,506	8,862
Total liabilities	411,264	414,064
Stockholders’ equity:
Preferred stock	-	-
Common stock	24	23
Additional paid-in capital	318,032	307,196
Treasury stock	-	(1,387)
Retained earnings	153,279	152,522
Accumulated other comprehensive income	9,331	8,929
Total stockholders’ equity	480,666	467,283
Total liabilities and stockholders’ equity	$891,930	$881,347

CONTACT:
Greatbatch, Inc.
Marco Benedetti, (716) 759-5856
Vice President Financial Planning and Analysis, Investor Relations & Treasurer
mbenedetti@greatbatch.com